EXHIBIT 11


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Exhibit No. 11  Statement re: Computation of Per Share Earnings

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                                                               Year                       Year
                                                               Ended                      Ended
                                                         December 31, 1997          December 31, 1996
                                                        ---------------------   ---------------------

Net income..............................................    $ 4,874,000               $ 3,479,000
Weighted average common shares outstanding..............      3,656,924                 4,066,615
Basic Earnings per share................................    $      1.33               $       .86
Weighted average common shares outstanding..............      3,656,924                 4,066,615
Effect of dilution securities stock options.............        251,667                   127,372
Total weighted average common shares outstanding for                                    4,193,987
  diluted earnings per share computation................      3,908,591
Diluted earnings per share..............................    $      1.25               $      0.83

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